PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Among the undersigned, namely:

(i) WALDSHUT C.V., legally represented in this act by Margarita María Méndez Caicedo, of legal age, holder of Colombian Identification No. 1.130.667.987, who serves in this act in her capacity as special attorney-in-fact, as evidenced by the power of attorney registered at the 5th (fifth) Notary of Cali, Deed No. 404 of the 17th of February of 2017 and whose power of attorney is valid until the 31st of December of 2018, acting as Exhibit No. 1 (the “Landlord with Option to Sale”), and, on the other hand,

(ii)        COSECHEMOS YA S.A.S., identified with NIT Number con 900.969.918-1, legally represented in this act by Oscar Mauricio Franco Ulloa, of legal age, holder of Colombian Identification No. 79.596.227, who serves in this act in his capacity as legal representative, as stated in the Certificate of Incorporation and Legal Representation issued by the Chamber of Commerce Bucaramanga, acting as Exhibit No. 2 (the “Tenant with Option to Purchase”).

The Landlord with Option to Sale and the Tenant with Option to Purchase shall be individually referred as “Party” and collectively as the “Parties”, have agreed to celebrate into a promissory lease with option to commercial sale and purchase (hereinafter the agreement) that shall be ruled in accordance with the applicable legal rules and, in particular, y the following clauses and prior the following:

CONSIDERATIONS:

1.
The parties celebrate into this agreement on 706 hectares, 8895 square meters (the “Area”) of the property located in the village Palagua, rural area of the municipality of Puerto Boyacá, department of Boyacá, identified with the real estate registration No. 088-611836 of the County Recorder’s Office of Puerto Boyacá and the cadastral certificate No. 155720001000000040183000000000, land property A Brisas de Palagua (the “Property”).

2.
The Tenant with Option to Purchase, shall destine the Property to labors related to cannabis cultivation with medicinal and scientific purposes, other activities of production and transformation associated to these and activities included within its business purpose.

That the Parties have been carrying out negotiations and in order to reflect the agreements, have decided to leave in the Agreement each one of the arrangements thus:

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

PROVISIONS

First Provision - Purpose. Under this Agreement, the Landlord with Option to Sell promises to deliver the tenancy, as a lease with option to sell, to the Tenant with Option to Purchase, who in turn promises to receive the same title for his use and enjoyment, in relation to a land of 706 hectares, 8895 square meters (the “Area”), which is located within the property in the village Palagua, rural area of the municipality of Puerto Boyacá, Department of Boyacá, identified with the real estate registration No. 088-611836 of the County Recorder´s Office of Puerto Boyacá and the cadastral certificate No. 155720001000000040183000000000, land property A Brisas de Palagua (the “Property”). The property is described and determined according to the sides taken from public Deed No, 970 of the 30th of September of 2005, granted by the Notaria Unica of Puerto Boyaca (the “Property”), which are in Annex No. 3 of the present Agreement.

Paragraph. The Landlord with Option to Sale, expressly states that lease and sell and purchase option of the Area includes the entitlement to the use and enjoyment of improvements, easements, uses and annexes found on the Property.

Second Provision - Destination. The Tenant with Option to Purchase, is obliged to destine the Area for labors related to cannabis cultivation with medicinal and scientific purposes, other activities of production and transformation associated to these and activities included within its business purpose, in accordance with the Certificate of Incorporation and Legal Representation issued by the Chamber of Commerce Bucaramanga and in specific, nonetheless not being limited to: the development of agricultural and/or agro-industrial, medicinal and scientific activities, especially but nonetheless not being limited to the manufacture of cannabis derivatives for national use and scientific research, manufacture for exporting, cultivation of cannabis for medicinal and scientific purposes, of seeds for planting and the cultivation of cannabis plants, for medicinal, scientific and industrial uses and research, including the storage of inputs, derivate products, by-products, raw materials and other forms of licenses that are allowed to the Tenant in accordance to with the current legislations, including Law 1787 of 2016, Decree 613 of 2017, Decree 780 of 2016 and Resolution 2891 and Resolution 2892 de  of 2017 issued by the Ministry of Health and Social Protection, Resolution 3168 of 2015 issued by the Colombian Agricultural Institute, and other regulations currently in force issued by the competent authorities and those issued after the signing of the present document.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Paragraph. By virtue of this Agreement, the Landlord with Option to Sell, as owner of the Property, expressly authorizes the Tenant with Option to Purchase, to make use of the Area for the implementation, development and cultivation of cannabis plants for medicinal and scientific uses as well as other agricultural and/or agro industrial purposes directly or indirectly related to said activities, in accordance with the provision of the licenses granted by the competent authorities to the Tenant, including the production of seeds authorized or registered within the Colombian Agricultural Institute.

Third Provision - Price. The value of the Area´s monthly rental fee (the “Fee”) shall be:

1.
Ninety-five thousand eight hundred-nine Colombia pesos (COP $95.879), monthly for each hectare, which shall be in force from the beginning of the use of each hectare, in accordance with the delivery certificates signed by the parties.

2.
The Tenant with Option to Purchase shall request from the Landlord the delivery of the total or partial Area corresponding with at least ten working days prior to its use, and it is obliged not to use additional areas without the corresponding delivery certificates being executed and subscribed.

The Tenant with Option to Purchase is obliged top at the Fee within ten (10) business days following the date of receipt of the invoice sent, as referred to in the first paragraph of this clause.

First Paragraph. Invoice Radication. The Landlord with Option to Sell shall file a monthly electronic invoice for the fee’s collection at the following e-mail address:  director@cosechemosya.co

Second Paragraph. Form of Payment. The Tenant shall pay the Fee in favor of Agrícola y Ganadera Palagua Ltda, Nit No. 830.145.497 in the current account No. 12250407792 of Bancolombia. The bank account change in order to make effective the fee consignation shall be informed by means of notification.

Third Paragraph. Fee adjustment. Upon expiration of the first year of the Agreement, the Fee shall be increased automatically without the need for any requirement between the Parties, in a proportion equal to the consumer Price index (CPI) increase, this being certified by the DANE for the 12 months immediately prior to the date in which readjustments are to be made.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Fourth Paragraph. Grace period. The Landlord with Option to Sell, shall grant in favor of the Tenant with Option to Purchase, a grace period to be agreed upon by the Parties when they deem as convenient, within the mentioned grace period, no fee shall be caused, nonetheless, the Tenant with Option to Purchase shall be held responsible for the payment of the corresponding public services (the “Grace Period”).

Fourth Provision - Duration of the Agreement. The present Agreement shall have duration of nine months as of its subscription, on the total and / or partial areas delivered during said period.

The promissory lease with option to sale and purchase agreement shall have an initial term of five (5) years, counted from the date of receipt of the property or the Total or Partial Area, which includes the Grace Period.

Fifth Provision - Automatic carryover. The present promissory lease agreement shall not be carried over and shall be terminated at the end of the term, over the Total or Partial Areas not delivered by means of an act.

Without prejudice to the renewal right granted by law, upon expiration of the initial term or carryovers of the promissory lease with option to sale and purchase agreement, the Agreement shall me automatically extended for a term of five (5) years, unless either of the parties sends to the other a written notice of intent to terminate the Agreement, three (3) months prior to the termination date of the Agreement or any of its carryovers.

Sixth Provision – Delivery. The Landlord with Option to Sell, shall deliver to the Tenant with Option to Purchase when so requested at least ten (10) business days prior and when the areas are available. The Landlord with Option to Sell shall deliver the Area, with all its annexes, improvements, uses and customs, without prejudice to the grace period that may have been agreed upon by the parties provided in the fourth Paragraph of the Third Provision.

Seventh Provision - Obligations of the Landlord. The following are the stipulated obligations of the Landlord, without prejudice to those imposed by law and on the areas that are delivered by the means of an act:

(a)	To allow the peaceful use and enjoyment of the total or partial Area delivered.
(b)	To release the Tenant from any disturbance in the normal and full enjoyment of the total or partial Area delivered.
(c)	To receive the payment of the fee on the total or partial Area delivered.
(d)	To file the accounts receivable or invoice of the lease fee.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

(e)
To allow the Tenant, with prior express written authorization, to make improvements and adjustments in the Area for its adaptation and use, in accordance with the Agreement Provisions. Being understood that the same will access the property and in event of termination and restitution, shall not be recognized to the Tenant.

(f)
To carry out all necessary acts to prevent the imposition of any judicial or extrajudicial lien or precautionary measure that affects the free holding of the Area and/or the Property that do not correspond to the use or destination of the Area delivered by the Tenant.

(g)	To receive the Area upon termination of the Agreement, as determined in the mentioned.
(h)	To notify to the Tenant prior to entering into any legal business involving areas wholly or partially delivered.
(i)	All other law provisions as well as those stipulated on this Agreement.

Eighth Provision - Obligations of the Landlord. The following are the stipulated obligations of the Tenant, without prejudice to those imposed by law:

(a)	To pay the Fee in accordance with the provisions of this Agreement.
(b)	To use and enjoy the Area in accordance with this Agreement, without changing its destination.
(c)	To watch over and care for the conservation of the property and/or Area and those things received in rent. To carry out timely and at its own expense repairs or replacements
(d)
To restitute the property and/or Areas at the termination of the Agreement, in the state in which they were delivered according to the arrangements herein agreed, to restitute the property with all services and annexes totally up to date and fully discharged of its obligations.

(e)
To comply with all requirements set forth in the regulations in force to the operation and use of the property and/or Area, including obtaining all permits and licenses required in relation to the operation and maintenance

(f)	All other law provisions as well as those stipulated on this Agreement. .

Ninth Provision. The Tenant undertakes to go out to the Tenant’s sanitation in the events of encumbrances and redhibitory vices that affect the agreed use of the Area.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Similarly, the Tenant declares that the Property is free of encumbrances that may affect its use and enjoyment.

Tenth Provision - Local Repairs. The Tenant shall be in charge of carrying out the local repairs in the Area in accordance to the terms of article 1985 of the Colombian Civil Code.

Eleventh Clause - Public Services. From the total or partial delivery of the area, according to the subscribed acts and up to the restitution date, the Tenant shall be obliged to pay for the public services regarding energy, telephone lines, aqueduct, and sewerage and garbage collection. If, as a consequence of not timely payment of public services, the respective companies suspend them, withdraw the meter or telephone lines, the Tenant shall charged with the late payment penalties interests, penalties and expenses that demand reconnection. The Tenant may, without any limitation, install its own telephone line(s), power transformers and water suction pumps, which may be withdrawn upon termination of the Agreement.

Paragraph. The Landlord shall cooperate as owner of the Property by means of authorizations in order to carry out the claims and formalities required for the purpose of restoring the service or adequately provided by the respective companies.

Twelfth Provision - Lease Transfer. The Tenant is NOT authorized, by signing this Agreement, to transfer its contractual position, and shall require the Landlord’s express written permission.  The transfer of the contractual position by the Landlord, or any of the rights emanating from the Agreement shall NOT require the authorization of the Tenant.

Thirteenth Provision - Sublease. In the event that the Tenant tends to sublet partially or wholly the Area to a third party, it must be prior, written and expressly authorized by the Tenant.

Fourteenth Provision - Area Restitution. For the restitution of the partial or whole delivered Area, once the Agreement is terminated or any of its extensions or carryovers, the Landlord shall send a written notice to the Tenant specifying the date and time for its delivery. The Tenant shall place the Area at disposal of the Landlord, in the condition in which it was received, with no wear and tear other than the normal due to its own use, it shall be free of all occupants in any capacity and the keys shall be handed over along with receipts proof of the payment of public services, until the last day on which the Area was physically occupied, on the business day following the expiration of the respective period. Any improvement introduced by the Tenant may, at his sole discretion, be withdrawn, or may be left to the benefit of the Area, in which case it shall not be entitled to any consideration for such improvements. The expenses incurred by the Tenant that were originated as a result of or on the occasion of the restitution of the Area, shall be of its exclusive charge and cost.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

In the event that the Landlord does not notify the date and time of delivery of the Area within five (5) calendar days following the effective termination of the Agreement, the Tenant shall be responsible for sending notice to the Landlord indicating said time.

In the event that the Landlord fails to return the Area on the stipulated date by the Tenant or refuses to receive, such circumstance shall be recorded in the restitution act. In this case, the Tenant shall provisionally deliver the Area in accordance with the Article 24 of Law 820 of 2003.

Fifteenth - Agreement Termination. The Parties may terminate this Agreement or the promissory lease with option to sale and purchase agreement, without being object of ay indemnity, when any of the following events occurs, in addition to those established by this Agreement and imposed by Law:

(a)	Termination by either Party

i.	Damage or destruction of the Area and/or Property, when said damage or destruction is of such magnitude as to prevent the normal use and enjoyment of the Tenant.
ii.	By dissolution or declaration of compulsory liquidation of any of the Parties.
iii.
By judicial conviction or inclusion of the Parties and/or any of their administrators in the Specially Designated Nationals and Blocked Persons List, issued by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) and/or in any similar list issued by the OFAC or any similar entity, in accordance with any authorization, executive order or regulation. Those shall be in written form.

iv.	The mutual agreement between the Parties, which must be in written form.

(b)	Termination by the Tenant

i.
The impossibility of using the Area for the purposes agreed upon this Agreement, due to the urban planning and use regulations in force or that shall be governed in the future by judicial rulings, administrative or police decisions that so order.

ii.	By revocation, denial or termination of the required licenses or permits for the operation of the activities to which the Area shall be assigned for.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

iii.	If the Tenant fails to make the necessary repairs to the purpose of this Agreement and this failure causes damage to the Landlord.

(c)	Termination by the Tenant

i.	The breach of Agreement or arrears of more than two (2) consecutive months in the payment of the established fee and interest on arrears at the maximum rate provided by law.

ii.	If the Tenant uses the Area for a purpose other than that specified in the Agreement.

iii.
The Landlord and Seller, shall have total freedom and priority to lease or sell all or part of the property object of the Promissory Lease and Sale Agreement, as long as the recipient or beneficiary (Buyer or lessee), are public, mixed or private companies in the Hydrocarbons and/or Communications sector, without requiring any prior or express formality or authorization. This situation shall be notified at any time to the Tenant and Buyer, being understood the object and/or possible early termination of the Agreement has been modified as of right and without any additional formality requirement.

iv.
If the Tenant and Buyer have not made use of or have not initiated either the sowing or the purchase of the areas of the property, subject of the Promissory Lease and Purchase Option Agreement within the first nine (9) months of the time established as the initial date of the Agreement, the Landlord and Seller with a Sale Option, may, in whole or in part, dispose of, use, enjoy, negotiate, contract, assign and in general any activity or agreement freely over the area of the property object of this Agreement, without any requirement, formality, notification or similar, and without accepting any type of penalty, indemnity or sanctions of any kind. Consequently, the contract will be unilaterally terminated for just cause due to the expiration of this agreed term, totally or partially, a faculty that is reserved by the Landlord and Seller.

v.
At any time, the Landlord and Seller may terminate this Agreement and areas not delivered by means of minutes, without justification or application of penalties, provision, penalty, or indemnity of any kind.

Sixteenth Provision - Early Termination. In the event that the Tenant terminates the Promissory Lease with purchase option agreement on total or partial areas delivered mid-minute in advance and without just cause and at any time, he shall give sixty (60) days’ notice prior to the effective date intended as termination of the Agreement and shall be obliged only to pay to the Landlord, an amount of money equivalent to four current fees at the date of termination.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Paragraph. In the event that the Tenant early terminates the Agreement on the terms set forth in this Provision, there shall be no application of the Penalty Provision or collection of any additional sums on any title.

Seventeenth Provision - Penalty Provision. The gross breach of the obligations set forth in this Agreement for the Parties shall give rise to the payment of a penalty equivalent to seventy-two million pesos (COP $72,000,000.00) (the "Penal Provision").

The Parties recognize the executive merit of this provision for the purpose of enforceably collecting any sum of money owed by the non-performing Party to the performing Party in connection with the object and obligations of the Agreement and of the Promissory Lease with purchase option Agreement on total or partial Areas delivered by means of minutes. It shall be understood in any case, that the Penal Provision is of a sanctioning nature, wherefore, this Provision does not extinguish the obligation to comply with any of the obligations agreed in this Agreement, and it shall not make it impossible for the affected Party, in the event of a breach, to request the damages caused by the same, that is to say, the Party that has fulfilled its obligations may request both the payment of the penalty and the compensation for the pertinent damages, including, among others, the payment of the lease fees that are missing until the termination date of the Agreement or its extensions or renewals agreed in Fifth Provision of this Agreement, for the value that would correspond to the sowing of half of the hectares that make up the Area. The Parties expressly waive any private or judicial requirement to constitute arrears in the payment of this or any other obligation arising under the Agreement.

Paragraph. The breach referred to in this Provision must be classified, that is to say, gross and preventing the performance of the Agreement or making its performance more onerous or difficult. The Performing Party shall classify the severity of the breach.

Eighteenth Provision - Statements and warranties. THE PARTIES represent and warrant:

(a)	That they are a legal entity legally established in accordance with the laws of their domicile.

(b)
That, for the celebration and the fulfillment of this Agreement, they have all the corporate and legal authorizations and faculties and have taken all the necessary corporate actions, including the authorizations of the respective corporate bodies, to be able to celebrate and perform this Agreement.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

(c)
That the effectiveness, enforceability, subscription, celebration and/or performance of this Agreement does not require the granting of approval, consent, permission, order, license, authorization, declaration, presentation or report from any person.

(d)
That the information provided is truthful, complete, accurate, up to date, verifiable and comprehensible. Likewise, the information to be provided to the Tenant in performance of the Contract shall be truthful, complete, accurate, up to date, verifiable and comprehensible.

(e)	The Landlord represents that the Contract has been duly celebrated and subscribed, and constitutes a source of legal, valid, binding and enforceable obligations in accordance with its regulations.

(f)
The Landlord represents that the Property is exempt from all charges, encumbrances, ownership restrictions, leases, or any judicial or extrajudicial measure that limits or restricts his/ her right to lease the Property or the Area.

(g)
The lessor declares that, in addition to the open mortgage that falls on the Property, and which is recorded in notation 011 of the eighteenth of December 2009 of the property registration number folio, to date he/she is not aware of any situation that limits or threatens to limit or restrict the use, enjoyment and disposition of the Property or the Area, including threats of a civil nature to the ownership, possession or free disposition, nor has he/she been notified of or identified any circumstance of a regulatory, urban, environmental or health nature that could affect the development of the object of this Agreement.

(h)
The Landlord represents that the Property, at the date of subscription of this Agreement, is up to date in the payment of all taxes such as property tax, valuation charge, participation in capital gain and in general, other concepts related to the maintenance of the Property.

(i)
The Landlord represents that he/she is solely and exclusively responsible for any possible complaint regarding the right to and/or ownership of the Property. In this sense, it releases in a long-term the Tenant from all liability for judicial and / or extrajudicial complaints that may arise against the Tenant.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

Nineteenth Provision - Indemnity. The Landlord shall indemnify the Tenant from and against any action, complaint, suit, loss, liability, damage, costs and/or expenses that the Tenant may suffer as a result of any breach of the obligations under this Agreement, or any judicial or extrajudicial claim by reason of acts or obligations that are his/her responsibility under this Agreement or relating to the Property.

First Paragraph. The Landlord agrees to defend the Tenant from all claims, judicial or extrajudicial, for the foregoing reasons, arising out of the performance of this Agreement and to acknowledge the costs associated with such defense, including attorneys' fees.

Second Paragraph. This same provision shall apply bilaterally between the parties.

Twentieth Provision - Authorization for the execution of future legal transactions. On the total or partial Areas delivered by means of minutes, the Landlord must prior notify the Tenant in order to celebrate legal transactions involving areas totally or partially delivered by means of minutes, such as, but not limited to, constituting a guarantee, entering into purchase and sale agreements or purchase and sale promissory agreements, entering into new lease agreements, or subjecting the Property to easements..

Twentieth First Provision - Condition Subsequent. The Tenant must sign and submit to the Landlord a title research study on the Property within three months of the Start Date. In the event that this study is unfavorable, the Tenant may terminate the Agreement, without there being any payment in favor of the Landlord.

The title research study shall constitute an integral part of this Agreement and shall be included in Exhibit No. 5.

Twenty-second Provision - Abandonment. In the event of a proven and total abandonment of the Area for more than sixty (60) business days, the Tenant expressly authorizes the Landlord to enter the Area and recover his/her custody, with the only requirement of the presence of two (2) witnesses, in an attempt to avoid the deterioration or dismantling of the Area, provided that the Area remains abandoned or uninhabited for the same term, and that the exposure to the risk resulting from the abandonment is such that it threatens the physical integrity of the property or the security of the neighborhood.

Twenty-third Provision - Preemptive Right. The Landlord shall grant the Tenant a preemptive right over the total or partial areas delivered by means of the minutes, which shall be executed in accordance with the provisions of this provision, during the term of the future lease and its extensions. In the event that the Landlord receives a formal offer to purchase from a third party other than a related party, affiliate or subordinate of the Landlord involving the Area, in whole or in part delivered by means of minutes and that the Landlord has an interest in accepting, he/she shall notify the Tenant in writing of the conditions offered by the interested third party.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

The Tenant shall have a period of fifteen (15) business days from the date of receipt of the written notice by the Landlord to express its interest by written notice. In the event that the Tenant does not express his/her interest or his/her response is negative, the Landlord may freely celebrate the purchase and sale agreement with the interested third party under the same conditions offered to the Tenant. In the event that the sale and purchase with the third party fails, the preemptive right shall remain effective. In the event that a third party acquires the Property and/or the Area, the Landlord must guarantee that the latter will accept and respect the Contract.

In the event that the formal purchase offer is made by a related party, affiliate or subordinate of the Landlord (“Affiliate”), the purchase may only be made with the prior written authorization of the Tenant, and the Landlord shall guarantee the assignment of the Contract to the Affiliate on the same terms and conditions set forth in the Contract.

Paragraph. In the event that the Tenant expresses an interest in the terms set forth in this Provision, the procedure set forth in Clause Twenty-Four of this Agreement shall be followed for purposes of carrying out the corresponding Appraisal and Transfer process.

Twenty-Fourth Provision - Purchase Option. The Tenant with a Purchase Option shall have the option to purchase the total or partial areas delivered by means of the minutes or the Leased Property (the "Purchase Option"), for himself, or for the third parties indicated by him, the Purchase Option shall be governed by the rules as follows:

i.
The purchase and sale price shall be that agreed upon by the parties based on the corporate appraisal carried out by the Lonja de Propiedad Raíz of Bogotá, which shall be contracted by the Tenant with an Option to Purchase within six (6) months following the Starting Date, and shall be indexed to the date on which the notification of the intention to purchase the Property is made, increasing in a proportional manner equal to that of the Consumer Price Index.

This appraisal shall become an integral part of this Agreement and shall be included in Exhibit No. 4.

ii.
The Purchase Option may be exercised in whole or in part by the Tenant with the Purchase Option at any time during the Term of the Contract contemplated in the Fourth Provision of this Agreement, excluding its extensions (the "Term of effectiveness of the Option").

iii.
The Tenant with an Option to Purchase, at any time during the Term of Effectiveness of the Option to Purchase, must communicate in writing to the Landlord with an Option to sale, the will to exercise the Option to Purchase, indicating in such communication the documents required for the performance of due diligence on the Leased Property (the "Due Diligence Documents"), which will be, but not limited to, registered public deeds on the Property, proof of payment of trade taxes, building permits, information on disputes, precautionary measures, liens or encumbrances on the Leased Property, among other documents of a similar nature.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

iv.
The Landlord shall, within ten (10) business days of receiving the notice, forward the Due Diligence Documents to the Tenant. Once the Due Diligence Documents have been received, the Tenant shall have a term of fifteen (15) business days to carry out the due diligence process of the Properties.

v.
Once the legal due diligence process of the Properties has been satisfactorily completed, at the discretion of the Tenant with Purchase Option, the Parties, within fifteen (15) business days following the expiration of the period for carrying out the due diligence process, shall sign the promissory Sale and Purchase Agreement in which the price, the method of payment of the Sale and Purchase Price, and other conditions for executing the purchase and sale agreement on the Properties shall be specified.

vi.	With a prior written agreement, the Parties may grant the public deed of sale and Purchase or the document by means of which the sale of the Properties is understood to be executed, without the need to exhaust the subscription stage of the Promissory Sale and Purchase Agreement.

The Landlord with Sale Option shall be obliged to sell to the Tenant with Purchase Option, the property of the Area object of the present Agreement, in case he notifies his/her intention to make this purchase. For these purposes, the Tenant with a Purchase Option may communicate this decision, at the latest, one month before the maximum date foreseen for the duration of this Agreement.

Paragraph: In the event of an offer from a third party, the price may not be lower than the price being offered by the third party in order to meet the purchase option.

Twenty-fifth Provision - Encumbrance Settlement.  The Landlord must communicate to the Tenant, within fifteen (15) business days following the Start Date, the value of the debt corresponding to the Open Mortgage that corresponds to the Property, and which is recorded in notation 018 of the Property Registration Number folio. The Landlord with Sale Option must pay this debt, within the following 2 months from the Starting Date.

Twenty-sixth Provision - Payment of the credit and acquisition of the property. Notwithstanding the provisions of Provision Twenty-Four of this Agreement, and subject to prior agreement between the parties, the Tenant with an Option to Purchase, may acquire all or part of it in his/her own name, or in the name of the third party indicated by the latter, within 3 months after obtaining the results of both the title research study described in Provision Twenty-First and the appraisal referred to in Provision Twenty-Four of this Agreement, a percentage of the property or the number of hectares of the Property, at his/her option, paying directly to the creditor the debt corresponding to the encumbrance referred to in Paragraph Twenty-Six of this Agreement.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

The estimation of the percentage of property or of the hectares that may be acquired by this means shall be In the event that the Tenant with an Option to Purchase decides to make use of this power, the parties shall agree on the terms of business and formalization.

Once the particular terms have been agreed between the parties, they must sign the purchase and sale agreement, in which the other conditions for perfecting the Purchase and Sale Agreement on the Property will be specified.

The acquisition of a percentage of the property or an amount of hectares of the Property will results in an automatic reduction of the fee, in the same proportion. This shall be reflected in the following invoice provided by the Landlord.

Twenty-seventh Provision - Notices. Any notice or other required or permitted communication under this Agreement must be in writing and must be personally delivered or transmitted by fax or electronic mail or sent by courier to the specified counterparty at the following address:

Landlord with Sale Option: Calle 5 No 38 - 25   office 416 Building Plaza San Fernando, Cali, Valle.
Email: palagua2004@gmail.com

Tenant with Purchase Option: Carrera 25 No 29-87 Local 17, Floridablanca, Santander.
Email: director@cosechemosya.co

Either Party may change their address for the purposes of this Agreement by informing the new address by written notice to the other Party in the manner aforementioned. Any notice given pursuant to the foregoing shall be deemed to be delivered upon personal delivery, if so sent, upon receipt of confirmation, if sent by fax or e-mail, or on the 5th day of dispatch by specialized mail or Courier, if sent by mail, but if delivered in a manner different from that set forth above, such notice shall be deemed to be delivered when it is effectedly received.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

In the case of receiving two (2) or more adversarial notices, the one with the most recent date will always prevail.

Twenty-eighth Provision - Amendment. This instrument contains the entire agreement between the Parties regarding the subject matter hereof, and supersedes any other agreement or negotiation, written or oral, which the parties may have celebrated prior to this contract. No amendment to the Agreement shall be deemed effective unless agreed to in writing.

Likewise, any amendment to the provisions of this instrument must be included in writing and duly signed by the authorized representatives of the Parties, without any Party being able to invoke any agreement or oral commitment of any kind that modifies, extends or renews the terms and content of the provisions of this agreement.

Twenty-ninth Provision - Expenses. Any expenses incurred in the celebration of this Agreement shall be borne by the Parties in equal proportions.

Thirtieth Provision - Exhibits.

No.	Description
Exhibit 1	Landlord Legal Representation Instruments.
Exhibit 2	Tenant Legal Representation Instruments.
Exhibit 3	Boundaries Deed, taken from Public Deed No. 970 of the 30th of September of 2005, granted through the Sole Notary of Puerto Boyacá.
Exhibit 4	Corporate appraisal carried out by the Lonja de Propiedad Raíz of Bogotá.
Exhibit 5	Title research study.

PROMISSORY LEASE WITH OPTION TO SALE AND PURCHASE AGREEMENT IN RELATION TO BOCAS DE PALAGUA AND TIERRA PROMETIDA PROPERTIES ACCORDING TO CONVEYANCE CERTIFICATE NO. 088-11836

For the record, this document is signed by the Parties in the city of Bogotá, D.C. on the twenty-seventh (27th) day of December 2018.
/s/Margarita Maria Mendez Caicedo
WALDSHUT C.V.,
Margarita María Méndez Caicedo
ID No. 1.130.667.987

/s/Oscar Mauricio Franco Ulloa
COSECHEMOS YA S.A.S.,
Oscar Mauricio Franco Ulloa
ID No. 79.596.227